Exhibit 10.3

Execution Version

TAX SHARING AGREEMENT

by and among

AXA S.A.,

AXA Equitable Holdings, Inc.,

and

AXA Investment Managers S.A.

Dated as of March 28, 2018

i

ii

TAX SHARING AGREEMENT

THIS TAX SHARING AGREEMENT dated as of March 28, 2018 (the “Agreement”), is by and between AXA S.A., a société anonyme organized under the laws of France (“AXA”), AXA Equitable Holdings, Inc. (f/k/a AXA America Holdings, Inc.), a Delaware corporation (“Holdings”), and AXA Investment Managers S.A., a société anonyme organized under the laws of France (“AXA IM France”). Each of AXA, Holdings, and AXA IM France is sometimes referred to herein as a “Party” and, collectively, as the “Parties”.

WHEREAS, to ensure that, prior to the initial public offering of shares of common stock of Holdings by AXA, Holdings will hold all of AXA’s interests in AllianceBernstein L.P., a Delaware limited partnership (“AB”), the Parties will undertake the Transactions (as defined below);

WHEREAS, AXA IM France and its subsidiaries will effect the following transactions: (1) AXA-IM Holding U.S. Inc., a Delaware corporation and a wholly-owned subsidiary of AXA IM France (“AXA IM US”) will form AXA IM US Group Holding Inc., a Delaware corporation (“Holdco”), (2) AXA IM US will contribute all of the membership interests of AXA Rosenberg Group LLC, all of the shares of AXA Investment Managers, Inc., a Delaware corporation, and its nominal interest in AXA IM Mexico, Asesores en Inversiones Independientes, S.A. DE C.V., a Mexican stock corporation, to Holdco in exchange for newly issued shares of Holdco and (3) AXA IM US will distribute 100% of the shares of Holdco to AXA IM France (collectively, the “IM Restructuring”);

WHEREAS, following the IM Restructuring, AXA IM France and Holdings will enter into a stock purchase agreement, pursuant to which AXA IM France will sell all of the shares of AXA IM US to Holdings (the “IM Sale”);

WHEREAS, pursuant to the terms of the Holdings Purchase Agreement and the CR Purchase Agreement, Holdings and Colisée Re, S.A., a société anonyme organized under the laws of France (“Colisée Re”), will sell their respective shares in AXA America Corporate Solutions, Inc., a Delaware corporation (“AXA CS”), to AXA (the “CS Sale”);

WHEREAS, following the CS Sale, Coliseum Reinsurance Company, a Delaware insurance company and wholly-owned subsidiary of AXA CS (“Coliseum Re”), will enter into a stock purchase agreement, pursuant to which Coliseum Re will sell its interest in AXA Financial, Inc., a Delaware corporation, to AXA, and enter into a unit purchase agreement, pursuant to which Coliseum Re will sell its approximately 3% interest in AB to Holdings (collectively, the “CS Restructuring”, and together with the CS Sale, the IM Sale and the IM Restructuring, the “Transactions”);

WHEREAS, AXA IM US is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504 of the Code of which Holdco will be a member prior to the IM Sale; and

WHEREAS, the Parties wish to provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes, and to set forth certain covenants and indemnities relating to the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenants and agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.01 General. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 4.01.

“Affiliated Group” means an affiliated group of corporations, within the meaning of Section 1504(a) of the Code, including the common parent corporation, and any member of such group.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“AXA” has the meaning set forth in the preamble to this Agreement.

“AXA CS” has the meaning set forth in the preamble to this Agreement.

“AXA IM France” has the meaning set forth in the preamble to this Agreement.

“AXA IM US” has the meaning set forth in the preamble to this Agreement.

“Closing Date” means, the date on which the IM Sale occurs and the date on which the CS Sale occurs, as applicable.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Colisée Re” has the meaning set forth in the preamble to this Agreement.

“Consolidated Taxes” means (i) United States federal income Taxes and (ii) any other income Taxes determined on a consolidated, combined, unitary or similar basis.

“CS Audit Adjustment Increase” means, with respect to any Tax Return, any increase to the amount of Taxes reported on such Tax Return resulting from an adjustment by a Taxing Authority relating to the CS Sale or CS Restructuring pursuant to a Final Determination.

“CR Purchase Agreement” means that certain stock purchase agreement by and between Colisée Re and AXA with respect to the CS Sale.

“CS Restructuring” has the meaning set forth in the preamble to this Agreement.

“CS Sale” has the meaning set forth in the preamble to this Agreement.

“Due Date” means (i) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law and (ii) with respect to a payment of Taxes, the date on which such payment is required to be made to avoid the incurrence of interest, penalties and/or additions to Tax.

“Effective Time” means, with respect to the IM Sale, the time at which the IM Sale is effective pursuant to the IM Purchase Agreement, and with respect to the CS Sale, the time at which the CS Sale is effective pursuant to the Holdings Purchase Agreement and the CR Purchase Agreement.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (i) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, that resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax; or (iv) any other final resolution, including by reason of the expiration of the applicable period of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“Holdco” has the meaning set forth in the preamble to this Agreement.

“Holdings” has the meaning set forth in the preamble to this Agreement.

“Holdings Purchase Agreement” means that certain stock purchase agreement by and between Holdings and AXA with respect to the CS Sale.

“Identifiable Cause” means any action or failure to take any action that occurs following the applicable Effective Time by a party to this Agreement that results in an IM Audit Adjustment Increase or CS Audit Adjustment Increase.

“IM Audit Adjustment Increase” means, with respect to any Tax Return, any increase to the amount of Taxes reported on such Tax Return resulting from an adjustment by a Taxing Authority relating to the IM Sale or IM Restructuring pursuant to a Final Determination.

“IM Restructuring” has the meaning set forth in the preamble to this Agreement.

“IM Purchase Agreement” means that certain stock purchase agreement by and between Holdings and AXA IM France with respect to the IM Sale.

“Indemnifying Party” means the Party from which another Party is entitled to seek indemnification pursuant to the provisions of Section 2.01.

“Indemnified Party” means the Party that is entitled to seek indemnification from another Party pursuant to the provisions of Section 2.01.

“IRS” means the U.S. Internal Revenue Service or any successor thereto, including its agents, representatives and attorneys.

“Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, order, requirement or rule of law (including common law).

“Party” has the meaning set forth in the preamble to this Agreement.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Post-Closing Tax Period” means, with respect to the IM Sale and the CS Sale, as applicable, any taxable period (or portion thereof) beginning after the applicable Closing Date and the portion of any Straddle Period occurring after the applicable Closing Date.

“Pre-Closing Tax Period” means, with respect to the IM Sale and the CS Sale, as applicable, any taxable period (or portion thereof) ending on or before the applicable Closing Date and the portion of any Straddle Period occurring on or before the applicable Closing Date.

“Straddle Period” means, with respect to the IM Sale and the CS Sale, as applicable, a taxable period that begins on or before and ends after the applicable Closing Date.

“Subsidiary” means, with respect to any Person at any time, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (a) such Person or (b) one or more Subsidiaries of such Person.

“Tax” means (i) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any U.S. federal, state or local or foreign governmental authority, including income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added and other taxes of any kind whatsoever, (ii) any interest, penalties or additions attributable thereto and (iii) all liabilities in respect of any items described in clause (i) or (ii) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Tax Item” means any item of income, gain, loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Matter” has the meaning set forth in Section 3.01.

“Tax Notice” has the meaning set forth in Section 2.05(a).

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) supplied or required to be supplied to, or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax return or claim for refund.

“Transactions” has the meaning set forth in the preamble to this Agreement.

“Transfer Taxes” means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed in connection with any of the Transactions.

“Treasury Regulations” means the final and temporary (but not proposed) income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“U.S.” means the United States of America.

ARTICLE II

ALLOCATION, PAYMENT AND INDEMNIFICATION

Section 2.01 Responsibility for Taxes; Indemnification.

(a) AXA IM France shall indemnify and hold harmless Holdings for all Tax liabilities (and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, incurred in connection therewith) attributable to (i) any Taxes of AXA IM US for any Pre-Closing Tax Period (including Taxes with respect to the IM Restructuring not resulting from an IM Audit Adjustment Increase), other than Taxes with respect to any IM Audit Adjustment Increase; (ii) AXA IM France’s share of any Transfer Taxes determined pursuant to Section 2.04; and (iii) AXA IM France’s share of any IM Audit Adjustment Increase determined pursuant to Section 2.02, in each case to the extent such Taxes exceed the accrual in respect thereof taken into account in the purchase price paid pursuant to the IM Purchase Agreement.

(b) Holdings shall indemnify and hold harmless AXA IM France for all Tax liabilities (and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, incurred in connection therewith) attributable to (i) any Taxes of AXA IM US for any Post-Closing Tax Period; (ii) Holdings’ share of any Transfer Taxes determined pursuant to Section 2.04; and (iii) Holdings’ share of any IM Audit Adjustment Increase determined pursuant to Section 2.02. For the avoidance of doubt, Holdings shall not indemnify AXA IM France for any Taxes imposed on any member of the United States affiliated group of which AXA IM US was the common parent by reason of Treasury Regulation Section 1.1502-6 or any analogous provision of state or local Law.

(c) Holdings shall indemnify and hold harmless AXA for all Tax liabilities (and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, incurred in connection therewith) attributable to (i) 78.99% of any Taxes of AXA CS or any of its Subsidiaries for any Pre-Closing Tax Period, other than (A) Taxes with respect to any CS Audit Adjustment Increase and (B) Taxes attributable to the period beginning on January 1, 2018 and ending on the Closing Date of the CS Sale; (ii) Holdings’ share of any Transfer Taxes determined pursuant to Section 2.04; and (iii) Holdings’ share of any CS Audit Adjustment Increase determined pursuant to Section 2.02.

(d) AXA shall indemnify and hold harmless Holdings for all Tax liabilities (and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, incurred in connection therewith) attributable to (i) any Taxes of AXA CS or any of its Subsidiaries for any Post-Closing Tax Period; (ii) AXA’s share of any Transfer Taxes determined pursuant to Section 2.04; and (iii) AXA’s share of any CS Audit Adjustment Increase determined pursuant to Section 2.02.

(e) For the avoidance of doubt, any Tax liability calculated pursuant to this Section 2.01 or Section 2.02 shall be determined after the utilization of any net operating loss, capital loss or similar Tax attribute, and the Parties agree that no loss or diminution of any such Tax attribute shall be compensated hereunder. If the Indemnifying Party is required to indemnify the Indemnified Party pursuant to this Section 2.01, the Indemnified Party shall submit its calculations of the amount required to be paid pursuant to this Section 2.01, showing such calculations in reasonable detail and supplying supporting documentation. Subject to the following sentence, the Indemnifying Party shall pay to the Indemnified Party, no later than thirty (30) days after the Indemnifying Party receives the Indemnified Party’s calculations, the amount that the Indemnifying Party is required to pay the Indemnified Party under this Section 2.01. If the Indemnifying Party disagrees with such calculations, it shall notify the Indemnified Party of its disagreement and set forth the basis for such disagreement in writing within ten (10) business days of receiving such calculations.

(f) For purposes of this Agreement, any liability for Taxes attributable to a Straddle Period shall be apportioned between the portion of such period ending on the Closing Date and the portion beginning on the day after the Closing Date (i) in the case of real and personal property Taxes, by apportioning such Taxes on a per diem basis and (ii) in the case of all other Taxes, on the basis of a closing of the books as of the close of business on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a per diem basis.

(g) To the extent permitted under applicable Law, the Parties agree to treat any indemnity payment made under this Section 2.01 as an adjustment to the purchase price set forth in the IM Purchase Agreement or the Holdings Purchase Agreement, as applicable.

Section 2.02 Audit Adjustments.

(a) Any IM Audit Adjustment Increase attributable to an Identifiable Cause shall be borne 100% by the responsible Party. Any IM Audit Adjustment Increase not attributable to an Identifiable Cause shall be borne 10% by Holdings and 90% by AXA IM France.

(b) Any CS Audit Adjustment Increase attributable to an Identifiable Cause shall be borne 100% by the responsible Party. Any CS Audit Adjustment Increase not attributable to an Identifiable Cause shall be borne 10% by AXA and 90% by Holdings.

Section 2.03 Preparation of Tax Returns.

(a) Holdings shall prepare and timely file or cause to be prepared and timely filed (taking into account applicable extensions) all AXA IM US Tax Returns for Post-Closing Tax Periods, and shall timely pay all Taxes due and payable thereon (subject to any indemnification rights it may have against AXA IM France). AXA IM France shall prepare all AXA IM US Tax Returns for tax periods ending on or prior to the relevant Closing Date, and shall provide copies of all such AXA IM US Tax Returns to Holdings for Holdings’ review and comment not less than 30 days prior to the due date for filing such AXA IM US Tax Returns (taking into account extensions). If Holdings and AXA IM France cannot reach agreement on any item with respect to such AXA IM US Tax Returns, such disagreement shall be resolved in accordance with Section 4.01.

(b) AXA shall prepare and timely file or cause to be prepared and timely filed (taking into account applicable extensions) all CS Tax Returns which are required to be filed after the Closing Date, and shall timely pay all Taxes due and payable thereon (subject to any indemnification rights it may have against Holdings). AXA shall provide copies of all CS Tax Returns for Pre-Closing Tax Periods to Holdings for Holdings’ review and comment not less than 30 days prior to the due date for filing such CS Tax Returns (taking into account extensions). If AXA and Holdings cannot reach agreement on any item with respect to such CS Tax Returns, such disagreement shall be resolved in accordance with Section 4.01.

Section 2.04 Payment of Sales, Use or Similar Taxes.

(a) All Transfer Taxes arising in connection with the IM Restructuring or the IM Sale shall be borne 50% by AXA IM France and 50% by Holdings. Notwithstanding anything in Section 2.03 to the contrary, the Party required by applicable Law shall remit payment for any Transfer Taxes and duly and timely file such Tax Returns, subject to any reimbursement rights it may have against the other Party, which shall be paid in accordance with Section 2.01(e). AXA IM France, Holdings and their respective affiliates shall cooperate in (i) determining the amount of such Taxes, (ii) providing all requisite exemption certificates and (iii) preparing and timely filing any and all required Tax Returns for or with respect to such Taxes with any and all appropriate Taxing Authorities.

(b) All Transfer Taxes arising in connection with the CS Restructuring or the CS Sale shall be borne 50% by AXA and 50% by Holdings. Notwithstanding anything in Section 2.03 to the contrary, the Party required by applicable Law shall remit payment for any Transfer Taxes and duly and timely file such Tax Returns, subject to any reimbursement rights it may have against the other Party, which shall be paid in accordance with Section 2.01(e). AXA, Holdings and their respective affiliates shall cooperate in (i) determining the amount of such Taxes, (ii) providing all requisite exemption certificates and (iii) preparing and timely filing any and all required Tax Returns for or with respect to such Taxes with any and all appropriate Taxing Authorities.

Section 2.05 Audits and Proceedings.

(a) Notwithstanding any other provision hereof, if after the Closing Date, an Indemnified Party or any of its affiliates receives any notice, letter, correspondence or claim from any Taxing Authority (a “Tax Notice”) and, upon receipt of such Tax Notice, believes it has suffered or potentially could suffer any Tax liability for which it may be indemnified pursuant to Section 2.01, the Indemnified Party shall promptly deliver such Tax Notice to the Indemnifying Party or Indemnifying Parties; provided, the failure of the Indemnified Party to deliver the Tax Notice to an Indemnifying Party shall not affect the indemnification rights of the Indemnified Party pursuant to Section 2.01, except to the extent that such Indemnifying Party is materially prejudiced by the Indemnified Party’s failure to deliver such Tax Notice.

(b) Holdings shall have the right to defend, conduct and control, at its own expense, any Tax audit or other administrative or judicial proceeding that relates to a Tax Notice in respect of AXA IM US; provided that AXA IM France shall have the right to defend, conduct and control, at its own expense, the portion of any Tax audit or administrative or judicial proceeding (i) relating to any Pre-Closing Tax Period, (ii) relating to any IM Audit Adjustment Increase not attributable to an Identifiable Cause or (iii) which could give rise to an indemnity claim against AXA IM France pursuant to Section 2.01 (and Holdings shall have the right to participate, at its own expense, in any such audit or proceeding); provided, further, that, in the event AXA IM France elects not to defend, conduct and control any Tax audit or administrative or judicial proceeding as provided in this Section 2.05(b), then Holdings shall defend, conduct and control such Tax audit or administrative or judicial proceeding.

(c) AXA shall have the right to defend, conduct and control, at its own expense, any Tax audit or other administrative or judicial proceeding that relates to a Tax Notice in respect of AXA CS; provided that Holdings shall have the right to defend, conduct and control, at its own expense, the portion of any Tax audit or administrative or judicial proceeding (i) relating to any Pre-Closing Tax Period (ii) relating to any CS Audit Adjustment Increase not attributable to an Identifiable Cause or (iii) which could give rise to an indemnity claim against Holdings pursuant to Section 2.01 (and AXA shall have the right to participate, at its own expense, in any such audit or proceeding); provided, further, that, in the event Holdings elects not to defend, conduct and control any Tax audit or administrative or judicial proceeding as provided in this Section 2.05(c), then AXA shall defend, conduct and control such Tax audit or administrative or judicial proceeding.

(d) The Party controlling such Tax audit or administrative or judicial proceeding shall have the right to compromise or settle any such Tax audit or proceeding that it controls, subject in the case of a compromise or settlement that would materially and adversely affect another Party, to such Party’s consent, which consent shall not be unreasonably withheld, provided that such consent shall not be required if the party controlling such Tax audit or proceeding agrees to indemnify such other party for any liabilities for Taxes resulting from such compromise or settlement. If the Indemnifying Party fails within a reasonable time after notice to defend any such Tax Notice or the resulting audit or administrative or judicial proceeding as provided herein, the Indemnifying Party shall be bound by the results obtained by the Indemnified Party in connection therewith. The Indemnifying Party shall pay to the Indemnified Party the amount of any Tax liability within 30 days after a Final Determination of such Tax liability.

Section 2.06 Amended Returns; Carrybacks.

(a) Except as required by applicable Law, without the prior written consent of AXA IM France, Holdings shall not amend or cause to be amended any AXA IM US Tax Return with respect to any Pre-Closing Tax Period to the extent such amendment would reasonably be expected to affect adversely the Tax liability of AXA IM France, provided that such consent shall not be required if Holdings agrees to indemnify AXA IM France for any liabilities for Taxes resulting from such amendment. If AXA IM France requests that Holdings amend any AXA IM US Tax Return with respect to any Pre-Closing Tax Period, Holdings shall promptly make such amendment, at the expense of AXA IM France, unless (i) such amendment is not permitted by applicable Law, (ii) such amendment would result in a carryback of a federal income Tax Item as described in Section 2.06(b) (in which case such amendment shall be subject to Section 2.06(b)), or (iii) such amendment would reasonably be expected to affect adversely the Tax liability of AXA IM US.

(b) Except as required by applicable Law, AXA IM France shall not permit any of its Subsidiaries to carry back any Tax Item in respect of a Post-Closing Tax Period to a Pre-Closing Tax Period of AXA IM US. To the extent any such carryback is required by applicable Law, AXA IM France shall be entitled to the benefit of any resulting refund in accordance with Section 2.07.

(c) Except as required by applicable Law, without the prior written consent of Holdings, AXA may not amend or cause to be amended any CS Tax Return with respect to any Pre-Closing Tax Period to the extent such amendment would reasonably be expected to affect adversely the Tax liability of Holdings, provided that such consent shall not be required if AXA agrees to indemnify Holdings for any liabilities for Taxes resulting from such amendment. If Holdings requests that AXA amend any CS Tax Return with respect to any Pre-Closing Tax Period, AXA shall promptly make such amendment, at the expense of Holdings, unless (i) such amendment is not permitted by applicable Law, or (ii) such amendment would reasonably be expected to affect adversely the Tax liability of AXA CS.

Section 2.07 Refunds.

(a) Any refund of Taxes received from a Taxing Authority by AXA IM US or Holdings with respect to AXA IM US shall be the property of Holdings, except to the extent that such Tax refund relates to any Taxes for which AXA IM France is responsible under this Agreement.

(b) Any refund of Taxes received from a Taxing Authority by AXA CS or AXA with respect to AXA CS shall be the property of AXA, except to the extent that such Tax refund relates to any Taxes for which Holdings is responsible under this Agreement.

(c) If any Party receives a refund to which another Party or its affiliates are entitled pursuant to this Agreement, the Party receiving such refund shall promptly pay to the other Party the amount of such refund, net of any out-of-pocket costs (including Taxes) incurred in connection with securing and receiving such refund. If any such refund is subsequently disallowed by the relevant Taxing Authority, the applicable Party shall promptly make a reconciling payment to the other Party.

ARTICLE III

COOPERATION

Section 3.01 General Cooperation. The Parties shall each cooperate (and each shall cause its respective Subsidiaries to cooperate) with all reasonable requests in writing from another Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for Tax refunds, Tax proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, at each Party’s own cost:

(a) the provision of any Tax Returns of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(b) the execution of any document (including any power of attorney) in connection with any Tax proceedings of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Tax refund claim of the Parties or any of their respective Subsidiaries;

(c) the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter;

(d) the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of the Parties or their Subsidiaries; and

(e) in the case of participation in any audit or administrative proceeding as provided in Section 2.05 by any Party, the Party controlling such audit or proceeding shall provide the participating Party with copies of the relevant portions of all correspondence with the relevant Taxing Authority and other relevant documentation, and shall permit the participating Party to attend, but not control, such audits and proceedings.

Each Party shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters.

Section 3.02 Retention of Records. The Parties to this Agreement shall retain or cause to be retained all Tax Returns, schedules and workpapers, and all material records or other documents relating thereto in their possession, until sixty (60) days after the expiration of the applicable period of limitations (including any waivers or extensions thereof) for the taxable periods to which such Tax Returns and other documents relate, provided, for the avoidance doubt, that in the case of records or documents relating to a net operating loss or capital loss carryforward, such records shall be maintained until sixty (60) days after the expiration of the period of limitations for the taxable period to which such loss is carried and utilized, or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records or documents. A Party intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents. The Parties hereto will notify each other in writing of any waivers or extensions of the applicable period of limitations that may affect the period for which the foregoing records or other documents must be retained.

ARTICLE IV

MISCELLANEOUS

Section 4.01 Dispute Resolution. The Parties shall appoint a nationally-recognized independent “Big Four” public accounting firm (the “Accounting Firm”) to resolve any dispute as to matters covered by this Agreement. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by the Parties and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination only in favor of any Party. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, but in no event later than the Due Date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final, conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the past practices of the Parties, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determinations. The fees and expenses of the Accounting Firm shall be paid by the non-prevailing Party or Parties.

Section 4.02 Specific Performance. Subject to Section 4.01, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The other Parties shall not oppose the granting of such relief. The Parties agree that the remedies at law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are hereby waived. Unless otherwise agreed in writing, the Parties shall continue to honor all commitments under this Agreement during the course of dispute resolution pursuant to the provisions of Section 4.01 and this Section 4.02 with respect to all matters not subject to such dispute; provided, however, that this obligation shall only exist during the term of this Agreement.

Section 4.03 Tax Sharing Agreements. All Tax sharing, indemnification and similar agreements (other than this Agreement), written or unwritten, between Holdings and AXA or between Holdings and AXA IM France, the primary purpose of which is the allocation of Taxes, shall be or shall have been terminated no later than the Effective Time and, after the Effective Time, none of the Parties shall have any further rights or obligations under any such Tax sharing, indemnification or similar agreement.

Section 4.04 Interest on Late Payments. With respect to any payment made by one Party to another Party pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code.

Section 4.05 Effective Date. This Agreement shall be effective with respect to AXA CS as of the Closing Date of the CS Sale, and shall become effective with respect to AXA IM US only upon the occurrence of the IM Sale.

Section 4.06 Survival of Covenants. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms; provided, however, that all indemnification for Taxes shall survive until sixty (60) days following the expiration of the applicable period of limitations (taking into account all extensions thereof), if any, of the Tax that gave rise to the indemnification; provided, further, that, in the event that notice for indemnification has been given within the applicable survival period, such indemnification shall survive until such time as such claim is finally resolved.

Section 4.07 Termination. This Agreement may not be terminated except by an agreement in writing signed by each of the Parties to this Agreement.

Section 4.08 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, and clause are references to the Articles, Sections and clauses of this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement; (iv) references to “$” shall mean U.S. dollars; (v) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” shall not be exclusive; (vii) references to “written” or “in writing” include in electronic form; (viii) provisions shall apply, when appropriate, to successive events and transactions; (ix) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (x) all of the Parties to this Agreement have participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted together by the Parties hereto and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (xi) a reference to any Person includes such Person’s successors and permitted assigns.

Section 4.09 Notices. Unless otherwise specified herein, all notices required or permitted to be given under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be delivered personally or sent by a nationally recognized overnight courier service, and shall be deemed to be effective upon delivery. All such notices shall be addressed to the receiving Party at such Party’s address set forth below, or at such other address as the receiving Party may from time to time furnish by notice as set forth in this Section 4.09:

If to AXA:

AXA S.A.

25, avenue Matignon

75008 Paris

France

Attention: General Counsel

Telephone: +33 1 40 75 48 68

Email: helen.browne@axa.com

With a copy to:

AXA S.A.

21, avenue Matignon

75008 Paris

France

Attention: Olivier Tourtoulou

Telephone: +33 1 40 75 55 37

Email: olivier.tourtoulou@axa.com

If to Holdings:

AXA Equitable Holdings, Inc.

1290 Avenue of the Americas

New York, NY 10104

Attention: Dave Hattem, General Counsel

Telephone: 212-314-3863

Email: dave.hattem@axa.us.com

With a copy to:

525 Washington Blvd

Jersey City, NJ 07310

Attention: Samuel Schwartz

Telephone: 201-743-7347

Email: samuel.schwartz@axa.us.com

If to AXA IM France:

AXA Investment Managers S.A.

Tour Majunga

La Défense 9

6 place de la Pyramide

92800 Puteaux, France

Attention: Jean-Christophe Menioux, General Secretary

Telephone: +33 1 44 45 54 44

Email: jeanchristophe.menioux@axa-im.com

With a copy to:

AXA Investment Managers S.A.

Tour Majunga

La Défense 9

6 place de la Pyramide

92800 Puteaux, France

Vincent Dardenne, Head of Tax

Telephone: +33 1 44 45 51 08

Email: vincent.dardenne@axa-im.com

Section 4.10 Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each Party hereto shall execute and deliver such additional documents, instruments, conveyances and assurances, take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to carry out the provisions of this Agreement.

Section 4.11 Entire Understanding; Third-Party Beneficiaries. This Agreement represents the entire understanding of the Parties hereto with respect to the subject matter hereof and thereof and supersedes any and all other oral or written agreements heretofore made with respect to such subject matter. Other than as set forth in Article II with respect to Indemnified Parties and as expressly set forth elsewhere in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the Parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement. Only the Parties that are signatories to this Agreement (and their respective successors and permitted assigns) shall have any obligation or liability under, in connection with, arising out of, resulting from or in any way related to this Agreement or any other matter contemplated hereby, or the process leading up to the execution and delivery of this Agreement and the transactions contemplated hereby, subject to the provisions of this Agreement.

Section 4.12 Affiliate or Subsidiary Action. Wherever a Party to this Agreement has an obligation under this Agreement to “cause” an affiliate or Subsidiary of such Party or any such affiliate’s or Subsidiary’s officers, directors, management or employees to take, or refrain from taking, any action, or such action may be necessary to accomplish the purposes of this Agreement, such obligation of such Party shall be deemed to include an undertaking on the part of such Party to cause such affiliate or Subsidiary to take such necessary action. Wherever this Agreement provides that an affiliate or Subsidiary of a Party has an obligation to take, or refrain from taking, any action, such Party shall be deemed to have an obligation under this Agreement to cause such affiliate or Subsidiary or any such affiliate’s or Subsidiary’s officers, directors, management or employees to take, or refrain from taking, any action, or such action as may be necessary to accomplish the purposes of this Agreement. Any failure by an affiliate or a Subsidiary of any Party to take, or refrain from taking, any action contemplated by this Agreement shall be deemed to be a breach of this Agreement by such Party.

Section 4.13 Severability. In the event that any provision of this Agreement is declared invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted in a manner that accomplishes, to the extent possible, the original purpose of such provision.

Section 4.14 Applicable Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles thereof to the extent that such principles would apply the law of another jurisdiction.

Section 4.15 Waiver of Jury Trial. EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

Section 4.16 Jurisdiction; Venue. Any suit, action or proceeding relating to this Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware. The parties hereby consent to the exclusive jurisdiction of such courts for any such suit, action or proceeding, and irrevocably waive, to the fullest extent permitted by law, any objection to such courts that they may now or hereafter have based on improper venue or forum non conveniens.

Section 4.17 Force Majeure. No Party shall be liable for any failure of performance to the extent attributable to acts, events or causes (including war, riot, rebellion, civil disturbances, flood, storm, fire and earthquake or other acts of God or conditions or events of nature, or any act of any governmental authority) beyond its control to prevent in whole or in part performance by such Party under this Agreement.

Section 4.18 Amendment, Modification and Waiver. No provision of this Agreement with respect to AXA IM US may be amended or modified except by a written instrument signed by AXA IM France and Holdings, and no provision of this Agreement with respect to AXA CS may be amended or modified except by a written instrument signed by AXA and Holdings. Any failure of any Party to comply with any term or provision of this Agreement may be waived by the other Parties, by an instrument in writing signed by such Parties, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

Section 4.19 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. The Parties shall not assign any of their rights or delegate any of their obligations under this Agreement without the prior written consent of the other Parties, except as provided in this Section 4.19. Any purported assignment in violation of this Section 4.19 shall be null and void ab initio.

Section 4.20 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The counterparts of this Agreement may be executed and delivered by facsimile or other electronic imaging means (including in pdf or tif format sent by electronic mail) by a Party to the other Parties and the receiving Party may rely on the receipt of such document so executed and delivered by facsimile or other electronic imaging means as if the original had been received.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

AXA S.A.

By:	/s/ Thomas Buberl
Name: Thomas Buberl
Title: Chief Executive Officer

[Signature Page to Tax Sharing Agreement]

AXA Equitable Holdings, Inc.

By:	/s/ Anders Malmström
Name: Anders Malmström
Title: Senior Executive Director and Chief Financial Officer

[Signature Page to Tax Sharing Agreement]

AXA Investment Managers S.A.

By:	/s/ Joseph Pinto
Name: Joseph Pinto
Title: Chief Operating Officer

[Signature Page to Tax Sharing Agreement]